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                                                                   Exhibit 10.13


                                 EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated as of December 2, 1996, between Donna
Karan International Inc., a Delaware Corporation with offices at 550 Seventh Avenue, New York, New York 10018 (the "Company"), and Dewey Shay, residing at 67 Park Avenue, New York, New York 10016 ("Executive"). The Company and Executive agree as follows:

         1. EMPLOYMENT. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, for a period commencing as of the date hereof and ending on the third anniversary of the date hereof (the "Third Anniversary"), unless earlier terminated pursuant to the terms hereof. The period from the date hereof through the date of termination of Executive's employment with the Company is hereinafter referred to as the "Employment Period."

         2.   DUTIES AND SERVICES.

              (a) Executive shall initially be employed as Senior Executive Vice President and Chief Administrative Officer of the Company. During the Employment Period, Executive shall perform all duties and services in a senior executive capacity, when and as assigned to him by the President and Chief Operating Officer of the Company or such other more senior officers as the Company may designate, for the Company and for each of the Company's affiliates and companies managed by the Company or its affiliates as may be designated by the Company (such affiliated companies and managed companies, together with the Company, shall be referred to herein as the "DK Companies"). Executive's duties and services as Senior Executive Vice President and Chief Administrative Officer shall include, but not be limited to, the duties and services listed on Schedule A hereto as and when assigned to Executive as above provided. Executive shall not perform any duties or services assigned as provided herein that have not been properly delegated by the Board of Directors.

              (b) Effective upon the execution hereof, Executive shall be elected to the Board of Directors of the Company (the "Board") and the Company shall use its best efforts during the Employment Period to cause Executive thereafter to be nominated and elected as a member of the Board.

              (c)  Executive agrees to his employment as described in this
Section 2 and shall devote all of his normal working time and efforts to the performance of his duties under this Agreement, excepting disabilities, illness, and vacation time. Executive shall be available to travel as the needs of the business require. Notwithstanding the provisions of this Section 2(c), Executive shall be permitted (i) to serve as a director (but not an officer) of other entities that do

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not compete with the Company as long as the Company's Board of Directors consents thereto, which consent shall not be unreasonably withheld, and (ii) to make passive venture capital investments in other entities that do not compete with the Company as long as such investments, individually or in the aggregate with his other investments, do not interfere with his duties under this Agreement.

         3.   COMPENSATION AND OTHER BENEFITS.

              (a) BASE SALARY. During the Employment Period, the Company shall pay Executive a base salary, which shall be paid in equal periodic payments in accordance with the Company's customary payroll practices from time to time in effect, at the following annual rates, subject to such withholding of taxes and other amounts as may be required by law (references herein to "fiscal year" shall mean the Company's fiscal year):

              FISCAL YEAR                   BASE SALARY

              1996                          $400,000
              1997                          $400,000
              1998                          $450,000
              1999                          $500,000

              (b) CASH BONUSES. During the Employment Period, (i) the Company shall pay Executive a maximum cash bonus of up to $700,000 for the fiscal year ending December 28, 1997, and (ii) for each year thereafter, the Company shall pay Executive a maximum cash bonus of up to Executive's maximum cash bonus from the prior fiscal year, increased by $50,000. During the Employment Period, a minimum cash bonus ("Minimum Cash Bonus") will be paid to Executive in each fiscal year commencing with the fiscal year ending December 28, 1997 and shall be $200,000. No bonus shall be payable to Executive pursuant to this Section 3(b) with respect to the Company's fiscal year ending December 29, 1996. The actual bonus to be paid to Executive in excess of the Minimum Cash Bonus (if any) for each fiscal year during the Employment Period shall be determined annually by the Board after the close of such fiscal year, at the same time bonuses are determined for other executives of the DK Companies, in accordance with the Company's then existing executive bonus plan and the performance criteria established by the Board. The Minimum Cash Bonus shall be paid in 12 equal monthly installments in accordance with the Company's customary payroll practices from time to time in effect and the balance of any cash bonus shall be paid after the close of each fiscal year, at the same time and in the same manner as bonuses are paid to other executives of the DK Companies.

              (c) OTHER COMPENSATION. Upon signing this Agreement, the Company shall pay to Executive a one-time cash bonus of $150,000; provided, however that in the event that Executive's employment with the Company is terminated by the Company or Executive

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prior to the third anniversary of the date hereof, Executive shall be required to refund to the Company, within 30 days of such termination, an amount equal to $150,000 multiplied by a fraction, the numerator of which is the number of full or partial calendar months (excluding the month of termination) remaining from the date of termination to the Third Anniversary and the denominator of which is 36 months.

              (d) PARTICIPATION IN BENEFIT PLANS AND OTHER BENEFITS. As additional consideration for his services hereunder, during the Employment Period, Executive shall be entitled to (i) participate in all employee benefit plans (including stock option plans) generally available to executives of the Company, subject to his eligibility therefor, (ii) up to four weeks vacation per fiscal year, as business permits, and (iii) $11,250 annually to be used in connection with the Company's Wear-Test Program. In determining whether any discretionary benefit under any employee benefit plan of the Company (including any stock option plan) shall be awarded to Executive, the Company shall consider whether such an award is appropriate given the cash bonus paid or to be paid to Executive pursuant to Section 3(b). Notwithstanding the foregoing, Executive shall not be entitled to awards of stock options in addition to those described in Section 3(e), although Executive shall be entitled to be considered for such awards.

              (e) OPTIONS. Immediately after the Company's next annual meeting of stockholders (the "Stockholders Meeting") at which an Amendment to the Company's 1996 Stock Incentive Plan (the "Plan") is approved, the Company shall recommend to the Stock Option Committee of the Board of Directors of the Company that Executive be granted an option (the "Option"), in accordance with the Plan, to purchase 600,000 shares of common stock of the Company with (i) vesting of such option to occur 35% on the date of grant, 21-2/3% on the first anniversary of the date of grant, another 21-2/3% on the second anniversary of the date of grant, and the final 21-2/3% on the third anniversary of the date of grant, and (ii) an exercise price equal to the fair market value (as determined under the Plan) of the common stock of the Company on the date of grant. For purposes of this Section 3(e), an "Amendment" shall mean an amendment which would increase the number shares of common stock of the Company available under the Plan to be issued upon the exercise of stock options sufficient to grant the number of stock options to Executive contemplated by this Section 3(e). The Company envisions that it will add another outside director before January 31, 1997 who together with the existing outside director will constitute all or a part of the Stock Option Committee. At Executive's request prior to the Stockholders Meeting, the Stock Option Committee, in its sole discretion and subject to stockholder approval of the Amendment, may grant the Option to Executive prior to the Stockholders Meeting in lieu of granting Executive the Option immediately after the Stockholders Meeting.

         4. EXPENSES. Executive shall be entitled to reimbursement for all reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of his duties hereunder ("Reimbursable Expenses"), upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company as approved by the Board.

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Notwithstanding the foregoing, after notice of termination by the Company or
Executive of Executive's employment with the Company, Executive shall be entitled to reimbursement for Reimbursable Expenses incurred by Executive after the date of such notice of termination, only if such Reimbursable Expenses were approved in advance by the President and Chief Operating Officer.

         5. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. Executive represents and warrants to the DK Companies that Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement or the performance of his duties hereunder.

         6.   NON-COMPETITION AND NON-SOLICITATION.

              (a) In view of the unique and valuable services it is expected Executive will render to the DK Companies and the knowledge of customers, trade secrets, and other proprietary information relating to the business of the DK Companies and their affiliates and their customers, suppliers, and licensees and similar knowledge regarding the DK Companies and their affiliates which Executive has obtained and will obtain, and in consideration of the compensation to be received hereunder, Executive agrees that he will not during the period he is employed by the Company or any other DK Company under this Agreement or otherwise Participate In (as hereinafter defined) any other business or organization, whether or not such business or organization now is or shall then be competing with or of a nature similar to the business of such DK Companies, except that the provisions of this Section 6 will not be deemed breached merely because Executive beneficially owns not more than 1% of the outstanding common stock of a corporation if, at the time of its acquisition by Executive, such stock is listed on a national securities exchange, is reported on the Automated Quotation System of the National Association of Securities Dealers Inc., or is regularly traded in the over-the-counter market by a member of a national securities exchange. The term "affiliates" as used herein shall have the meaning given it in the Securities Exchange Act of 1934, as amended.

              (b) For purposes of this Section 6, the term "Participate In" shall mean: "directly or indirectly, for his own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in." For purposes of this Section 6, the following businesses (including manufacturers) shall be deemed to be engaged in or competing with a DK Business: (i) the designer and bridge apparel, accessories, and footwear businesses; (ii) the fragrance, cosmetics, bath and body, and treatment businesses and businesses with similar products; (iii) any business in any other specific industry segment in which the Company, another DK Company, or a licensee of a DK Company to which Executive renders services is then engaged; and (iv) any business that licenses any trademark of

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the DK Companies for use on products relating to the businesses described in (i)
through (iii) of this sentence.

              (c) Executive further agrees that, during the period he is employed by the Company or any other DK Company under this Agreement or otherwise and until the second anniversary of the date of the termination of Executive's employment under this Agreement or otherwise, he will not directly or indirectly (i) reveal the name of, or interfere with, or endeavor to entice away from the Company or any other DK Company, any of its suppliers, customers, senior level management employees (i.e., employees in a position equivalent or senior to vice president), members of the design staff, licensees, or agents, or
(ii) solicit or identify for solicitation any of its senior level management employees, members of the design staff, licensees, or agents (in each case, including any supplier, customer, senior level management employee, member of the design staff, licensee, or agent of the Company or any other DK Company, as applicable, during the one year prior to the termination of Executive's employment under this Agreement or otherwise). Executive will not directly or indirectly employ any person who, at any time up to such termination, was a senior level management employee or a member of the design staff of any of the DK Companies, within a period of two years after such person leaves the employ of any such company. If the Executive competes with or Participates In another person, firm, or corporation that competes with the Company, then the three yearly periods in this Section 6(c) shall be doubled.

              (d) Executive agrees that the provisions of this Section 6 are necessary and reasonable to protect the DK Companies in the conduct of their business. If any restriction contained in this Section 6 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the parties agree that the court making such determination shall reduce such extent, duration, geographical scope, or other provisions hereof to the extent required to render them valid, legal, and enforceable, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

         7. COPYRIGHTS, INVENTIONS, ETC. Any interest in patents, patent applications, inventions, copyrights, developments, and processes ("Such Inventions") which Executive now or hereafter during the period he is employed by the Company or any other DK Company under this Agreement or otherwise may own or develop relating to the fields in which the DK Companies may then be engaged shall belong to the DK Companies; and forthwith upon request of the DK Companies, Executive shall execute all such assignments and other documents and take all such other action as the DK Companies may reasonably request in order to vest in the DK Companies all his right, title, and interest in and to Such Inventions free and clear of all liens, charges, and encumbrances.

         8. CONFIDENTIAL INFORMATION. All confidential information relating to the business of the Company or any other DK Company or its personnel or of any customer, supplier, or licensee of the Company or any other DK Company which Executive may now

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possess, may obtain during or after the Employment Period or may create prior to the end of the period he is employed by the Company under this Agreement or otherwise shall not be furnished, published, disclosed, or made accessible by him to any other person, firm, or corporation either during or after the termination of his employment or used by him except during the Employment Period in the regular course of business and for the benefit of the DK Companies, in each case without the prior written permission of the Company. To the extent required to do so by law, Executive shall have the right to disclose "confidential information," provided that Executive gives the Company at least
10 days prior written notice of his intent to disclose such information in order to provide the DK Companies with a reasonable opportunity to obtain a temporary restraining order, protective order, injunction, or similar relief and that Executive agrees to assist the DK Companies, at the DK Companies' expense, in obtaining such temporary restraining order, protective order, injunction, or similar relief. Executive shall return all tangible evidence of such confidential information to the DK Companies prior to or on the date of termination of Executive's employment. As used in this Section 8, "confidential information" shall mean any information relating to the business of any of the DK Companies, except that information which is or comes into the public domain through no fault of Executive or which Executive obtains after the termination of his employment by the DK Companies under this Agreement or otherwise from a third party who to the knowledge of Executive has the right to disclose such information.

         9.   TERMINATION.

              (a) GENERAL. The Company, in its sole discretion, or Executive, in his sole discretion, may terminate Executive's employment at any time; provided, however, that Executive shall give notice thereof to the Company of at least 90 days and the Company shall give notice thereof to Executive of at least 30 days, prior to the proposed date of termination; and provided, further, that the termination by the Company of Executive's employment for Cause (as hereinafter defined) shall occur immediately upon the giving of notice thereof by the Company.

              (b) TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE. Except as provided in Section 10(b), if Executive's employment hereunder is terminated by the Company other than for Cause, the Company shall pay Executive, upon Executive's execution of a general release of claims in the form attached hereto as Schedule B to the Company, in lieu of any other payments or benefits, an amount equal to the total future payments that would have been payable to Employee (i) as annual base salary pursuant to Section 3(a) if this Agreement continued in effect until the Third Anniversary and (ii) as cash bonus pursuant to Section 3(b) if Executive would have received the maximum cash bonus payable thereunder and this Agreement continued in effect until the Third Anniversary. Such amount shall be payable in 12 equal monthly installments on the regular payroll dates of the Company subsequent to the date of termination of employment. In addition, any stock options held by Executive that would be exercisable by Executive within 12 months of Executive's termination shall immediately vest and become exercisable and, together with any previously vested and outstanding options then held by


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Executive, shall remain exercisable for the remainder of their term.
Notwithstanding the foregoing, if Executive violates the provisions of Section 7 or 8 of this Agreement, Executive shall have no further rights to the payment of amounts payable pursuant to this Section 9(b).

              (c) TERMINATION BY THE COMPANY FOR CAUSE OR BY EXECUTIVE; DISABILITY OR DEATH. If Executive's employment is terminated by the Company for Cause or by Executive other than as provided in Section 9(d) or 9(e), or is terminated as a result of the death or disability of Executive, he shall not be entitled to any further payments hereunder, other than the amounts payable pursuant to Sections 3(a) and 3(b) accrued to the date of termination.

              (d) TERMINATION BY EXECUTIVE AFTER CHANGE IN MANAGEMENT OR FOR FAILURE TO RECEIVE STOCK OPTIONS.

                   (i) In the event and after the Company replaces its Chief Executive Officer or its President and Chief Operating Officer with a new Chief Executive Officer or a new President and Chief Operating Officer, as the case may be (the "New Officer"), and Executive determines in good faith that, as a result of major differences with the New Officer, he is unable effectively to carry out the authorities, powers, services or duties attached to his position as referred to in Section 2 and the situation is not remedied by the Company within six months after written notice from Executive of such determination, Executive may thereafter terminate his employment with the Company in accordance with
              Section 9(a) of this Agreement. Provided that Executive used his reasonable efforts to work together with the New Officer during the period of his or her employment (including during such six-month period), Executive shall have the same rights and obligations described in Section 9(b) as if his employment was terminated by the Company other than for Cause.

                   (ii) In the event that Executive gives notice of the
              termination of his employment in accordance with Section 9(a) within 30 days after the Company's 1997 annual meeting of stockholders because the Company has failed to grant Executive the stock options described in Section 3(e), Executive shall have the same rights and obligations described in Section 9(b) as if his employment was terminated by the Company other than for Cause.

              (e) TERMINATION OF EXECUTIVE FOR GOOD REASON. Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:


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                   (i)  the assignment to the Executive of any duties
              materially inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a), 2(b) or 2(c) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in Bad Faith;

                   (ii) any material failure by the Company to comply with any of the provisions of Section 3(a), 3(b) or 3(c) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in Bad Faith;

                   (iii) the Company's requiring the Executive to be based at any office or location other than in Manhattan, New York, provided that nothing herein shall be construed to limit the Company's ability to have Executive travel in the conduct of his duties, or

                   (iv) any purported termination by the Company of the
              Executive's employment otherwise than as expressly permitted by this Agreement provided, however, in each case, that "Good Reason" shall exist only if Executive shall have given written notice to the Company specifying the breach and referring to this Agreement and the Company fails to cure the specified breach within 90 days of the notice. In the event of a termination for Good Reason, Executive shall have the same rights and obligations described in
Section 9(b) as if his employment was terminated by the Company other than for Cause.

              (f) RESIGNATION OF OFFICES AND DIRECTORSHIPS. Effective upon notice of termination by Executive or the Company, Executive shall be deemed to have resigned from all offices (including directorships and memberships on committees of boards of directors) held by him with any of the DK Companies, and he shall execute any documents required to evidence the same.

              (g) RETURN OF COMPANY PROPERTY. Upon termination of employment, Executive shall immediately return all property of any of the DK Companies.

              (h)  DEFINITIONS.

                   (i) As used in this Agreement, "Cause" shall mean (A) conviction for a crime of moral turpitude or a felony, (B) the commission of or any act or omission to take any action, in Bad Faith (as hereinafter


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              defined) and to the detriment of any of the DK Companies or their affiliates, (C) gross negligence or willful misconduct or dishonesty in the discharge of Executive's duties, or (D) the breach of any material term of this Agreement, and if curable, the failure to correct such breach within 10 days after written notice by the Company to Executive of his commission of the same.

                   (ii) As used in this Agreement, "Bad Faith" shall mean the opposite of "good faith," generally implying or involving actual or constructive fraud, or a design to mislead or deceive another, or a neglect or refusal to fulfill some duty or some contractual obligation, not prompted by an honest mistake as to one's rights or duties, but by some interested, dishonest, or sinister motive.

         10.  MERGER, ETC.

              (a) In the event of a future disposition of the properties and business of the Company substantially as an entirety by merger, consolidation, sale of assets, or otherwise, (i) the Company may elect to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving entity, and (ii) then such entity shall assume in writing all of the obligations of the Company hereunder. The Company (in the event and so long as it remains in existence) shall remain liable for the performance of its obligations hereunder in the event of a breach by the acquiring entity of this Agreement.

              (b) In the event that Executive's employment hereunder is terminated by Company other than for Cause within twelve months following a change in control (as defined in the Plan) or a "going-private" transaction where, as a result thereof, the officers and directors of the Company, in the aggregate, own outstanding common stock of the Company having the right to cast more than two-thirds of the votes of all common stock of the Company (collectively, a "Change in Control"), the Company shall pay Executive, upon Executive's execution of a general release of claims in the form attached hereto as Schedule B to the Company, in lieu of any other payments or benefits, an amount equal to three times the sum of (i) the average of Executive's actual annual base salary over the three most recent years (or, for the period he has been employed, if less) ending before the Change In Control and (ii) the highest annual maximum cash bonus to which Executive was entitled during the three most recent fiscal years (or, for the period he has been employed, if less) ending before the Change In Control. Such amount shall be payable in a lump sum.

              (c) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard


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to any additional payments required under this Section 10(c) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue
Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive solely resulting from actions of the Company with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of federal, state and local income taxes and social security (hospital insurance only) taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

              (d) Subject to the provisions of Sections 10(e) and 10(g), all determinations required to be made under Section 10(c), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's certified public accounting firm and/or tax counsel appointed prior to any Change In Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to Section 10(c) shall be paid by the Company to Executive within thirty days of the receipt of the Accounting Firm's determination or, if later, the date such Excise Taxes required to be withheld by the Company and remitted to the Internal Revenue Service on Executive's behalf. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of this initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder or that Excise Taxes or Gross-Up Payments which were made by the Company should not have been made ("Overpayment"). In the event that the Company exhausts its remedies pursuant to Section 10(e) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In the event that the Company or, with the Company's consent, Executive determines that Executive should seek a refund of any portion of the Excise Tax for any reason whatsoever and Executive receives such refund, the Accounting Firm shall determine the amount of the Overpayment that has occurred and any such Overpayment shall be promptly paid by Executive to the Company, plus the portion of the Gross-Up Payment attributable to such Overpayment, plus interest on such Overpayment and portion of the Gross-Up Payment.

              (e) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than three


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business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                   (i) give the Company any information reasonably requested by the Company relating to such claim;

                   (ii) take such action in connection with contesting such
              claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                   (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                   (iv) permit the Company to participate in any proceedings
              relating to such claim;

provided, however, that the Company shall bear and pay directly all reasonable and necessary costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle


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or contest, as the case may be, any other issue raised by the Internal Revenue
Service or any other taxing authority. Any payments made hereunder by the Company to Executive (including, without limitation, any advance on an interest-free basis, any payment on an after-tax basis, interest or penalties) shall only be made if they result solely from the Company's actions or omissions (including, without limitation, any miscalculation by the Accounting Firm).

              (f) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(e), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 10(e)) promptly pay to the Company
(i) the amount of such refund, (ii) plus the portion of the Gross-Up Payment attributable to such reduction, (iii) plus interest on the amounts under (i) and
(ii) herein. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(e), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

              (g) The Company shall notify Executive in writing of its request of Executive to make a claim of a refund from the Internal Revenue Service that, if successful, would require the Internal Revenue Service to refund any Excise Tax to Executive. If the Company notifies Executive in writing of its desire for Executive to seek a refund, Executive shall fully cooperate with the Company in the manner specified in Sections 10(e)(i) through (iv) including, without limitation, following such procedures reasonably requested by the Company to obtain the refund such as Executive's filing of amended tax returns; provided, however, that the Company shall bear and pay directly all reasonably and necessary costs and expenses incurred in connection with the refund request.

         11. SURVIVAL. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive termination of this Agreement and Executive's employment, irrespective of any investigation made by or on behalf of either party.

         12. SPECIFIC PERFORMANCE. Executive acknowledges that since a breach of the provisions of Section 7 or 8 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and Executive hereby consents to the issuance of such injunction; provided that the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation of this Agreement has occurred.

         13. ENTIRE AGREEMENT; MODIFICATION. This Agreement and the Schedules hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

         14. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered by hand or overnight courier against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this
Section 14) and (a) in the case of the Company, with a copy to the General Counsel of the Company at the address set forth in the preamble to this Agreement and (b) in the case of Executive, with a copy to Adam D. Chinn, Esq., Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019. Notice to the estate or beneficiaries of Executive shall be sufficient if addressed to Executive as provided in this Section 14. Any notice or other communication under this Agreement shall be deemed given upon receipt, unless such notice or other communication was given by certified mail, in which case it shall be deemed given three days after mailing, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

         15. WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, signed by the party giving such waiver.

         16. BINDING EFFECT. Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and such rights shall not be subject to commutation, encumbrance, or the claims of Executive's creditors, and any attempt to do any of the foregoing shall be void. Subject to
Section 10, the provisions of this Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and its assigns under Section 10.

         17. NO THIRD PARTY BENEFICIARIES. Other than the DK Companies, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 16).

         18. HEADINGS. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         19. COUNTERPARTS; GOVERNING LAW. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws rules.

         20. ARBITRATION. Any and all disputes or controversies arising out of or relating to this Agreement, other than injunctive relief pursuant to
Section 12, shall be resolved by arbitration at the American Arbitration Association at its New York City offices before a panel of three arbitrators under the then existing rules and regulations of the American Arbitration Association. The parties agree that in any such arbitration, the arbitrators shall not have the power to reform or modify this Agreement in any way and to that extent their powers are so limited. The parties also agree that in any such arbitration, the arbitrators may not award punitive or consequential damages against the Company, but only amounts otherwise due hereunder. The determination of the arbitrators shall be final and binding on the parties hereto and judgment on it may be entered in any court of competent jurisdiction. The Company and Executive shall each be responsible for its own costs and expenses in connection with any such arbitration, except that the Company shall pay all reasonable costs and expenses (including reasonable attorneys fees) for arbitrations (i) relating to, and as a result of, a Change In Control and (ii) in which Executive is awarded by the arbitrators more than half of the amount of the aggregate of his claims asserted in such arbitration. Except as required by law, neither the DK Companies nor Executive shall issue any press release or make any statement which is reasonably foreseeable to become public with respect to any arbitration or dispute between the parties without receiving the prior written consent of the other party to the content of such press release or statement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                               DONNA KARAN INTERNATIONAL INC.


                               By:     --------------------------------
                                       Name:
                                       Title:





                                          /S/ Dewey Shay
                                       ---------------------------------
                                            DEWEY SHAY

                                      SCHEDULE A


1. Review of Company expenses and recommendation of reductions in expenses and other expense controls
2.  Implementation of reductions in expenses and other expense controls
3.  Development of strategic and business plans for the Company
4. Identification of potential licensees and joint venture partners for the Company
5.  Negotiation of licenses and joint ventures
6. Management of the legal, human resource, and finance departments of the Company
    7.  Investor relations

                                      SCHEDULE B

         The undersigned fully and unconditionally releases and discharges all claims and causes of action which he or his heirs, personal representatives, or assigns ever had, now have, or hereafter may have against the DK Companies (as defined in the Employment Agreement between the undersigned and Donna Karan International Inc. dated as of December 2, 1996 (the "Agreement")) and when acting as such, their respective officers, directors, employees, counsel, agents, and stockholders, in each case, past, present, or as they may exist at any time after this date, and, and each person, if any, who controls, is controlled, or will control any of them within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934, as amended, except for employee benefits, rights to indemnity, and rights to contribution; and except that the undersigned shall not release or discharge any of his rights insofar as those rights derive solely from being a holder of the Option (as defined in the Agreement) or of stock of Donna Karan International Inc. other than the right to sue or to share in or benefit from any settlement, recovery, or other advantage flowing from any litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation.


                                       /S/ Dewey Shay
                                       ------------------------------
                                           Dewey Shay

Dated: December 2, 1996

                                  December 2, 1996


Mr. Dewey Shay
67 Park Avenue
New York, New York  10016

         Re:  EMPLOYMENT WITH DONNA KARAN INTERNATIONAL (THE "COMPANY")

Dear Dewey:

         During the period you are employed by the Company pursuant to your employment agreement dated as of the date hereof (the "Employment Agreement") and provided that you are not in breach of any term or provision of the Employment Agreement, I will vote all the common stock of the Company over which I have voting control (i) to elect you as a member of the Board of Directors of the Company and (ii) in favor of an amendment to the Company's 1996 Stock Incentive Plan ("Plan") which would increase the number of shares available under the Plan that may be issued upon the exercise of stock options sufficient to grant the number of stock options to you as set forth in Section 3(e) of the Employment Agreement.


                             Very truly yours,


                              /S/ Donna Karan
                              ----------------------
                              Donna Karan

                                  December 2, 1996


Mr. Dewey Shay
67 Park Avenue
New York, New York  10016

         Re:  EMPLOYMENT WITH DONNA KARAN INTERNATIONAL (THE "COMPANY")

Dear Dewey:

         During the period you are employed by the Company pursuant to your employment agreement dated as of the date hereof (the "Employment Agreement") and provided that you are not in breach of any term or provision of the Employment Agreement, I will vote all the common stock of the Company over which I have voting control (i) to elect you as a member of the Board of Directors of the Company and (ii) in favor of an amendment to the Company's 1996 Stock Incentive Plan ("Plan") which would increase the number of shares available under the Plan that may be issued upon the exercise of stock options sufficient to grant the number of stock options to you as set forth in Section 3(e) of the Employment Agreement.


                             Very truly yours,


                              /S/ Stephan Weiss
                              --------------------
                              Stephan Weiss

                                  December 2, 1996


Mr. Dewey Shay
67 Park Avenue
New York, New York  10016

         Re:  EMPLOYMENT WITH DONNA KARAN INTERNATIONAL (THE "COMPANY")

Dear Dewey:

         During the period you are employed by the Company pursuant to your employment agreement dated as of the date hereof (the "Employment Agreement") and provided that you are not in breach of any term or provision of the Employment Agreement, I will vote all the common stock of the Company over which I have voting control (i) to elect you as a member of the Board of Directors of the Company and (ii) in favor of an amendment to the Company's 1996 Stock Incentive Plan ("Plan") which would increase the number of shares available under the Plan that may be issued upon the exercise of stock options sufficient to grant the number of stock options to you as set forth in Section 3(e) of the Employment Agreement.


                             Very truly yours,


                             /S/ Tomio Taki
                             --------------------
                             Tomio Taki

                                  December 2, 1996


Mr. Dewey Shay
67 Park Avenue
New York, New York  10016

         Re:  EMPLOYMENT WITH DONNA KARAN INTERNATIONAL (THE "COMPANY")

Dear Dewey:

         During the period you are employed by the Company pursuant to your employment agreement dated as of the date hereof (the "Employment Agreement") and provided that you are not in breach of any term or provision of the Employment Agreement, I will vote all the common stock of the Company over which I have voting control (i) to elect you as a member of the Board of Directors of the Company and (ii) in favor of an amendment to the Company's 1996 Stock Incentive Plan ("Plan") which would increase the number of shares available under the Plan that may be issued upon the exercise of stock options sufficient to grant the number of stock options to you as set forth in Section 3(e) of the Employment Agreement.

                             Very truly yours,



                              /S/ Frank R. Mori
                              ----------------------
                              Frank R. Mori